                        EXHIBIT 11.1 -- STATEMENT RE:
                      COMPUTATION OF PER SHARE EARNINGS


                                                                 Year Ended March 31,
                                                          ----------------------------------
                                                             1995         1994             1993
                                                           ---------   ----------        --------
                                                            (In thousands, except per share data)

Primary:
     Average shares outstanding  .......................    14,024         12,078         11,237
     Net effect of dilutive common stock
        equivalents 2) (3) .............................         0              0          1,809
                                                          --------       --------       --------
     Total  ............................................    14,024         12,078         13,046
                                                          ========       ========       ========
     Net income (loss)  ................................  $   (672)      $ (8,699)      $  6,259
                                                          ========       ========       ========
     Per share earnings:
     Net earnings (loss)  ..............................  $   (.05)      $   (.72)       $   .48
                                                          ========       ========        =======
Fully Diluted
     Average shares outstanding  .......................    14,024         12,078         11,237
     Net effect of dilutive common stock
        equivalents (2) (4) ............................         0              0          2,006
                                                          --------       --------        -------
     Total  ............................................    14,024         12,078         13,243
                                                          ========       ========        =======
     Net income (loss)  ................................  $   (672)      $ (8,699)       $ 6,259
                                                          ========       ========        =======
     Per share earnings:
     Net earnings (loss) (1)  ..........................  $   (.05)      $   (.72)       $   .47
                                                          ========       ========        =======

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(1) This calculation is submitted in accordance with the requirements of
    Regulation S-K although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

(2) Common stock equivalents include the effect of the exercise of stock options and warrants and the conversion of convertible preferred stock.

(3) For fiscal year 1995, based on dilutive common stock equivalents using the if converted method. For fiscal years 1994 and 1993, based on the treasury stock method using average market price.

(4) For fiscal year 1995, based on dilutive common stock equivalent using the if converted method. For fiscal years 1994 and 1993, based on the treasury stock method using the year-end market price, if higher than average market price.